Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com

MYOGEN UPDATES AMBRISENTAN CLINICAL DEVELOPMENT GUIDANCE

Denver, Colorado, February 2, 2004 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today updated its guidance for the ambrisentan clinical development program.

In January 2004, Myogen announced the initiation of patient enrollment in ARIES 1 & 2, the two 186-patient pivotal Phase III trials evaluating ambrisentan in pulmonary arterial hypertension (PAH). ARIES-1 is currently being conducted in North America and Australia. ARIES-2 is being conducted in Western and Eastern Europe, Israel and South America. The company’s initial goal was to complete patient enrollment in both trials by the end of the first half of 2005. ARIES-2 continues to progress in line with prior guidance and is expected to complete enrollment by the end of June 2005. However, based on recent enrollment in ARIES-1, the company now expects enrollment in this trial will be completed in the fourth quarter of 2005. The company expects to report preliminary results of each trial approximately six months following completion of patient enrollment.

The company believes enrollment in ARIES-1 has been affected by a number of factors, including a decline in the availability of treatment naïve PAH patients due to increasing market penetration of bosentan as well as the expanded use of sildenafil following the release of clinical data in October 2004. Additionally, other clinical trials are competing for this group of patients.

Myogen currently markets one product in Europe for the treatment of acute decompensated heart failure and has three product candidates in late-stage clinical development: enoximone capsules for the treatment of advanced chronic heart failure, ambrisentan for the treatment of pulmonary arterial hypertension and darusentan for the treatment of resistant hypertension. The company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit Myogen’s website at www.myogen.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including those discussed in this release and others that can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2003, Myogen’s Form S-3 filed on October 29, 2004 and in Myogen’s periodic reports on Form 10-Q and Form 8-K. Myogen is providing this information as of the date of this release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

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Myogen cautions investors not to place undue reliance on the forward-looking statements contained in this release, including projected ambrisentan enrollment timeframes. There is significant competition for patients in PAH clinical trials due to the limited number of leading specialist physicians and the geographic concentration of major clinical centers. A number of factors may decrease the rate of enrollment in our Phase III trials of ambrisentan in PAH from what we have projected. These factors include the inclusion of placebo control groups, which may decrease the rate of enrollment compared to our Phase II trial; competing trials being conducted by Encysive Pharmaceuticals Inc. of sitaxsentan in substantially similar PAH patient populations; the expected Phase IV trial of Tracleer in PAH patients with Class II symptoms to be conducted by Actelion Ltd; and the continued or increased off-label prescription of sildenafil (Viagra) in patients with PAH based on the results of a Phase III trial conducted by Pfizer and reported at the annual conference of the American College of Chest Physicians in October 2004.

No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected. Delays in clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the company’s financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. Preliminary results may not be confirmed upon full analysis of the detailed results of a trial. If the company’s product candidates, including ambrisentan, do not meet the safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the company will not be able to market them. Even if the company’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, or the company may face post-approval problems that require the withdrawal of its product from the market. In addition, the company’s results may be affected by its ability to successfully develop and market current and new products (including ambrisentan), difficulties or delays in manufacturing the company’s products, the company’s effectiveness at managing its financial resources, and regulatory developments involving current and future products. If the company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. The company is at an early stage of development and may not ever have any products that generate significant revenue.

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